BAKER HUGHES INCORPORATED
EMPLOYEE STOCK PURCHASE PLAN

(Amendment And Restatement
Effective January 1, 2012)

WHEREAS, Baker Hughes Incorporated, a Delaware corporation (the “Company”) previously established the Baker Hughes Incorporated Employee Stock Purchase Plan (the “Plan”) to provide employees of the Company and employees of related corporations designated by the Company with an opportunity to purchase common stock of the Company through offerings of options at a discount so as to further incent them to work for the continued success of the Company and its related corporations;
WHEREAS, the Plan has, from time to time, been amended; and
WHEREAS, the Company desires to further amend the Plan as a result of Final Department of Treasury Regulations issued by the Department of Treasury under section 423 of the Internal Revenue Code of 1986, as amended;
NOW THEREFORE, the Plan is hereby amended as follows with no interruption in time, effective as of January 1, 2012 with respect to offering periods under the Plan commencing on or after January 1, 2012, except as otherwise indicated herein:

TABLE OF CONTENTS

ARTICLE I - PURPOSE, SHARE COMMITMENT AND INTENT	Section
Purpose	1.1
Share Commitment	1.2
Intent	1.3
ARTICLE II - DEFINITIONS
Account	2.1
Administrative Committee	2.2
Authorized Leave of Absence	2.3
Base Compensation	2.4
Beneficiary	2.5
Board	2.6
Code	2.7
Company	2.8
Compensation Committee	2.9
Corporation	2.10
Employee	2.11
Employer Corporation	2.12
Exercise Date	2.13
Fair Market Value	2.14
Five Percent Owner	2.15
Grant Date	2.16
Highly Compensated Employee	2..17
Offering	2.18
Offering Period	2.19
Option	2.20
Option Price	2.21
Parent Corporation	2.22
Participant	2.23
Participating Corporation	2.24
Plan	2.25
Qualified Employee Stock Purchase Plan	2.26
Related Corporation	2.27
Stock	2.28
Subsidiary Corporation	2.29
Trading Day	2.30
ARTICLE III - ELIGIBILITY
General Requirements	3.1
Exclusions From Participation	3.2
Limitations Upon Participation by Certain Stockholders	3.3
ARTICLE IV - OPTIONS
Terms of an Offering	4.1
Grant of Option	4.2
Maximum Number of Shares Subject to Option	4.3
Formula or Specific Share Limitation Established by the Company	4.4
Annual $25,000 Limitation	4.5
Equal Rights and Privileges	4.6

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Adjustments of Options	4.7
Insufficient Number of Shares	4.8
ARTICLE V - PAYROLL DEDUCTIONS
Authorization of Payroll Deductions	5.1
Payroll Deductions Continuing	5.2
Right to Stop Payroll Deductions	5.3
Accounting for Funds	5.4
Participating Corporation's Use of Funds	5.5
Return of Funds	5.6
ARTICLE VI - IN SERVICE WITHDRAWAL; TERMINATION OF EMPLOYMENT
In Service Withdrawal	6.1
Termination of Employment Prior to the Exercise Date	6.2
Termination of Employment Due to Death	6.3
ARTICLE VII - EXERCISE OF OPTION
Purchase of Shares of Stock	7.1
Accounting for Shares of Stock	7.2
Issuance of Shares of Stock	7.3
ARTICLE VIII - ADMINISTRATION
Powers	8.1
Quorum and Majority Action	8.2
Standard of Judicial Review of Committee Actions	8.3
ARTICLE IX - PARTICIPATION IN PLAN BY OTHER RELATED CORPORATIONS
Participation Procedure	9.1
No Joint Venture Implied	9.2
ARTICLE X - TERMINATION AND AMENDMENT OF THE PLAN
Termination	10.1
Amendment	10.2
ARTICLE XI - MISCELLANEOUS
Plan Not An Employment Contract	11.1
Options Are Not Transferable	11.2
Voting of Shares of Stock	11.3
No Rights of Shareholder	11.4
Government Regulations	11.5
Notices	11.6
Indemnification	11.7
Tax Withholding	11.8
Gender and Number	11.9
Data Privacy	11.10
Notice of Disposition	11.11
Dispositions in Compliance with Securities Laws	11.12
Plan Not an Employment Contract	11.13
Beneficiary(ies)	11.14
Severability	11.15
Binding Effect	11.16
Limitation on Liability	11.17
Arbitration	11.18
Governing Law	11.19

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ARTICLE I

PURPOSE, SHARE COMMITMENT AND INTENT
1.1        Purpose. The purpose of the Plan is to provide Employees of the Company and its Related Corporations that are selected by the Company to participate in the Plan an opportunity to purchase shares of Stock through periodic offerings of options to purchase shares of Stock at a discount and thus develop a stronger incentive to work for the continued success of the Company and its Related Corporations.
1.2        Share Commitment. The aggregate number of shares of Stock authorized to be sold pursuant to Options granted under the Plan is 22,500,000, subject to adjustment as provided in Section 4.7. In computing the number of shares of Stock available for grant, any shares of Stock relating to Options which are granted, but which subsequently lapse, are cancelled or are otherwise not exercised by the final date for exercise, shall be available for future grants of Options.
1.3        Intent. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under section 423 of the Code. Therefore, the provisions of the Plan are to be construed in a manner that is consistent with the requirements of section 423 of the Code.
ARTICLE II

DEFINITIONS
The words and phrases defined in this Article shall have the meaning set out in these definitions throughout the Plan, unless the context in which any word or phrase appears reasonably requires a broader, narrower, or different meaning.
2.1        “Account” means the bookkeeping account maintained by the Administrative Committee that reflects the amount of payroll deductions credited on behalf of a Participant under the Plan.
2.2        “Administrative Committee” means the committee appointed by the Compensation Committee to administer the Plan.
2.3        “Authorized Leave of Absence” means a bona fide leave of absence from service with the Company or a Related Corporation if the period of the leave does not exceed 90 calendar days, or, if longer, so long as the individual’s right to reemployment with the Company or a Related Corporation is guaranteed either by statute or contract.
2.4        “Base Compensation” means regular straight-time earnings or base salary, excluding payments for overtime, shift differentials, incentive compensation, bonuses, and other special payments, fees, allowances or extraordinary compensation.
2.5        “Beneficiary” means the person who is entitled to receive amounts under the Plan upon the death of a Participant as determined under Section 11.14.

2.6        “Board” means the board of directors of the Company.
2.7        “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
2.8        “Company” means Baker Hughes Incorporated, a Delaware corporation.
2.9        “Compensation Committee” means the Compensation Committee of the Board.
2.10    “Corporation” has the meaning prescribed by section 7701(a)(3) of the Code and Department of Treasury Regulation section 301.7701-2(b). For example, the term Corporation includes a foreign corporation (as defined in section 7701(a)(5) of the Code and a limited liability company that is treated as a corporation for all United States Federal income tax purposes.
2.11     “Employee” means any person who is a common-law employee of a Participating Corporation.
2.12    “Employer Corporation” means a Corporation that is, at the time the Option is granted, the employer of the Employee.
2.13    “Exercise Date” means the last Trading Day of each Offering Period, which is the day that all Options that eligible Employees have elected to exercise are to be exercised.
2.14    “Fair Market Value” of one share of Stock means the last reported sale price for a share of Stock on the principal exchange on which the Stock is traded on the last trading day immediately prior to the day for which the Fair Market Value is being determined as reported by The Wall Street Journal.
2.15    “Five Percent Owner” means an owner of five percent or more of the total combined voting power of all classes of stock of the Employer Corporation or of any Related Corporation. An individual is considered to own any stock that is owned directly or indirectly by or for his brothers and sisters (whether by whole or half-blood), spouse, ancestors and lineal descendants. For purposes of determining whether an Employee is a Five Percent Owner, an Employee is considered to own stock that the Employee may purchase under outstanding options (including incentive stock options, nonqualified stock options, options granted under the Plan or any other stock options). Further, for purposes of determining whether an Employee is a Five Percent Owner, the rules of section 424 of the Code (relating to attribution of stock ownership) shall apply. Accordingly, for purposes of determining whether an Employee is a Five Percent Owner, (i) the Employee is considered as owning the stock owned, directly or indirectly, by or for the Employee’s brothers or sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants and (ii) stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust is considered as being owned proportionately by or for its shareholders, partners, or beneficiaries. The determination of the percentage of the total combined voting power of all classes of stock of the Company or any Related Corporation that is owned by an individual is made by comparing the voting power or value of the shares owned (or treated as owned) by the individual to the aggregate voting power of all shares actually issued and outstanding immediately after the grant of the Option to the individual. The aggregate voting power or value of all shares actually issued and outstanding immediately after the grant of the Option does not include the voting power or value of treasury shares or shares authorized for issue under outstanding options held by the individual or any other person.
2.16    “Grant Date” means the first day of each Offering Period, which is the day all eligible Employees are granted an Option under the Plan.
2.17    “Highly Compensated Employee” has the meaning specified in section 414(q) of the Code.
2.18    “Offering” means a given offering of Options under a Plan.
2.19    “Offering Period” means, with respect to a given Offering, the period beginning on the Grant Date and ending on the Exercise Date. The Offering Periods shall begin and end at such times as are specified by the Administrative Committee. Unless and until the Administrative Committee specifies different Offering Periods in writing, there shall be two Offering Periods during a calendar year, the first of which commences on January 1 and ends on June 30 and the second on which begins on July 1 and ends on December 31. In no event shall an Offering Period exceed 27 months.
2.20    “Option” means an option granted under the Plan to purchase shares of Stock at the Option Price on the Exercise Date.
2.21    “Option Price” means the price per share of Stock to be paid by each Participant Stock upon exercise of an Option, which, subject to the following sentence, shall be 85 percent of the lesser of (a) the Fair Market Value of a share of Stock on the Grant Date or (b) the Fair Market Value of a share of Stock on the Exercise Date. Prior to the commencement of an Offering Period, the Board, the Compensation Committee or the Administrative Committee may, in lieu of the Option Price specified in the preceding sentence, establish in writing an Option Price for an Offering that is greater than the amount specified in the preceding sentence. The Option Price may be stated as either a percentage or as a dollar amount. The Option Price shall be subject to adjustment under Section 4.7. Unless the Board, the Compensation Committee or the Administrative Committee establishes in writing a different Option Price that will apply with respect to a given Offering Period, the Option Price shall be an amount that is equal to the lesser of 85 percent of the lesser of (a) the Fair Market Value of a share of Stock on the Grant Date or (b) the Fair Market Value of a share of Stock on the Exercise Date. The Administrative Committee has no authority to establish an Option Price than is lower than the amount specified in the preceding sentence unless such lower Option Price is approved by the Board or the Compensation Committee in advance of the applicable Offering Period.
2.22     “Parent Corporation” means any Corporation (other than the Employer Corporation) in an unbroken chain of Corporations ending with the Employer Corporation if, at the time of the granting of the Option, each of the Corporations other than the Employer Corporation owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other Corporations in such chain.
2.23    “Participant” means a person who is eligible to be granted an Option under the Plan for the applicable Offering.
2.24    “Participating Corporation” means the Company and/or any of its Related Corporations that is selected for participation in the applicable Offering pursuant to Article IX.
2.25    “Plan” means the Baker Hughes Incorporated Employee Stock Purchase Plan, as set out in this document and as it may be amended from time to time.
2.26    “Qualified Employee Stock Purchase Plan” means a stock purchase plan to the extent that section 423 of the Code applies to the plan.
2.27    “Related Corporation” means a Corporation that is either a Parent Corporation or a Subsidiary Corporation with respect to the Company on the Grant Date of an Option.
2.28    “Stock” means the common stock of the Company, $.01 par value per share, or, in the event that the outstanding shares of common stock are later changed into or exchanged for a different class of shares or securities of the Company or another corporation, that other share or security. Shares of Stock, when issued, may be represented by a certificate or by book or electronic entry.
2.29    “Subsidiary Corporation” means any Corporation (other than the Employer Corporation) in an unbroken chain of Corporations beginning with the Employer Corporation if, at the time of the granting of the Option, each of the Corporations other than the last Corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other Corporations in the chain.
2.30    “Trading Day” means a day on which the principal securities exchange on which the shares of Stock are listed is open for trading.
ARTICLE III

ELIGIBILITY
3.1        General Requirements. Subject to Section 3.3, each Employee of each Participating Corporation who is not excluded from participation pursuant to Section 3.2 is eligible to participate in a given Offering if the individual is in the employ of a Participating Corporation on the Grant Date. For purposes of this Section 3.1, the existence of the employment relationship between an individual and a Participating Corporation will be determined under Department of Treasury Regulation section 1.421-1(h). Participation in the Plan by any Employee is voluntary.
3.2        Exclusions From Participation. Subject to Section 3.3, under each Offering Options will be granted to all Employees of all Participating Corporations, except that one or more of the following categories of Employees may be excluded from coverage under an Offering:

(a)     Persons Employed Less Than Two Years. Employees who have been employed less than two years (or a lesser period of time) as of the Grant Date may be excluded from an Offering, provided that the exclusion is applied in an identical manner to all Employees of every Participating Corporation whose Employees are granted Options under the Offering.
(b)    Persons Customarily Employed Less Than 20 Hours Per Week. Employees whose customary employment is less than 20 hours per week (or a lesser number of hours per week as may be specified in writing by the Administrative Committee) as of the Grant Date may be excluded from an Offering, provided that the exclusion is applied in an identical manner to all Employees of every Participating Corporation whose Employees are granted Options under the Offering.
(c)    Persons Customarily Employed for Not More Than Five Months During a Calendar Year. Employees whose customary employment is for not more than five months in any calendar year as of the Grant Date (or a lesser number of months as may be specified in writing by the Administrative Committee) may be excluded from an Offering, provided that the exclusion is applied in an identical manner to all Employees of every Participating Corporation whose Employees are granted Options under the Offering.
(d)    Persons Who Are Highly Compensated Employees. Employees who are Highly Compensated Employees as of the Grant Date may be excluded from an Offering. Alternatively, Employees who are Highly Compensated Employees with compensation above a certain level as of the Grant Date may be excluded from an Offering. Alternatively, Employees who are both Highly Compensated Employees and officers or subject to the disclosure requirements of section 16(a) of the Securities Exchange Act of 1934 as of the Grant Date may be excluded from an Offering. Any exclusion relating to Highly Compensated Employees must be applied in an identical manner to all Highly Compensated Employees of all Participating Corporations.
(e)     Certain Residents of Foreign Jurisdictions. Employees who are residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of section 7701(b)(1)(A) of the Code) may be excluded from an Offering if (1) the grant of an Option under the Offering to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (2) compliance with the laws of the foreign jurisdiction would cause the Offering to violate the requirements of section 423 of the Code.
(f)    Default Exclusions From Participation. Unless the Administrative Committee specifies in writing different exclusions are applicable with respect to a given Offering, the following persons shall be excluded from participation in an Offering: (1) Employees whose customary employment is 20 hours or less per week and (2) Employees who are residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of section 7701(b)(1)(A) of the Code) if (a) the grant of an Option under the Offering to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (b) compliance with the laws of the foreign jurisdiction would cause the Offering to violate the requirements of section 423 of the Code.

(g)    Use of Exclusions Other Than Default Exclusions From Participation. If the Administrative Committee determines to apply exclusions from participation with respect to a given Offering that are different than the default exclusions specified in paragraph (f) of this Section 3.2, such exclusions shall be specified in writing. Any such exclusions from participation shall be consistent with the provisions of this Section 3.2.
3.3        Limitations Upon Participation by Certain Stockholders. No Employee shall be granted an Option to the extent that the Option would cause the Employee to be a Five Percent Owner immediately after the grant. Accordingly, an Employee who is a Five Percent Owner immediately prior to the Date of Grant for an Offering shall not be granted an Option for such Offering. An Employee who would become a Five Percent Owner immediately after the grant of an Option only as a result of the grant of the Option shall be granted an Option to purchase no more than the number of whole shares of Stock as would not cause him to become a Five Percent Owner.
ARTICLE IV

OPTIONS
4.1        Terms of an Offering. The terms of an Offering shall be established by the Administrative Committee. The terms shall be set forth in writing and communicated to eligible Employees prior to the Grant Date for the Offering. The terms of an Offering shall include (1) a designation of the Participating Corporations, (2) the identification of any exclusions from participation applicable to the Offering (which exclusions must be permitted under Section 3.2), (3) the Option Period, and (4) the Option Price. Offerings may be consecutive and overlapping, and the terms of each Offering need not be identical provided that the terms of the Plan and the Offering together satisfy the requirements of this Section 4.1 and Department of Treasury Regulations issued under section 423 of the Code.
4.2        Grant of Option. Effective as of the Grant Date of each Offering, the Company shall grant an Option to each Participant which shall be exercisable on the Exercise Date through funds accumulated by the Participant through payroll deductions made during the Offering Period. Each Option grant is subject to the availability of a sufficient number of shares of Common Stock reserved for purchase under the Plan. In the event there is an insufficient number of shares reserved for purchase under the Plan, the number of shares purchased shall be adjusted as provided in Section 4.8.
4.3        Maximum Number of Shares Subject to Option. An Option granted to an Employee for any Offering shall be for that number of whole shares of Stock equal to the least of the number of whole shares of Stock that may be purchased during the Offering Period (1) at the Option Price with the amount credited to the Participant’s Account on the Exercise Date, (2) under limitations established by the Administrative Committee or the Compensation Committee pursuant to Section 4.4, (3) under the limitation set forth in Section 4.5 or (4) without causing the Employee to become a Five Percent Owner. The number of shares of Stock that may be purchased under an Option shall be subject to adjustment under Sections 4.7 and 4.8.

4.4        Formula or Specific Share Limitation Established by the Company. The Administrative Committee shall establish and announce to Participants prior to an Offering a maximum number of shares of Stock that may be purchased by a Participant during the Offering Period. The Administrative Committee or the Compensation Committee may specify that the maximum amount of Stock that a Participant may purchase under an Offering is determined on the basis of a uniform relationship to the total compensation or the basic or regular rate of compensation, of all Employees. Notwithstanding any other provision of the Plan, unless the Administrative Committee, with the advance approval of the Compensation Committee, determines otherwise with respect to an Offering the maximum number of shares of Common Stock that that a Participant shall be permitted to purchase during an Option Period is the lesser of (1) 2,500 shares or (2) the number of shares of Common Stock that may be purchased with $5,000 at a per share price of 85% of the Fair Market Value of a share of Common Stock (determined as of the Date of Grant).
4.5        Annual $25,000 Limitation. No Employee will be permitted to purchase shares of Stock under all Qualified Employee Stock Purchase Plans of the Employer Corporation and its Related Corporations at a rate which exceeds $25,000 in Fair Market Value of the shares of Stock (determined at the time the Option is granted) for each calendar year in which any option granted to the Employee is outstanding at any time. This limitation shall be applied taking into account the rules set forth in Department of Treasury Regulation section 1.423-2(i) (or a successor regulation). Accordingly, in applying the limitation set forth in this Section 4.5, (1) the right to purchase stock under an option accrues when the option (or any portion thereof) first becomes exercisable during the calendar year, (2) the right to purchase stock under an option accrues at the rate provided in the option, but in no case may such rate exceed $25,000 of fair market value of such stock (determined at the time such option is granted) for any one calendar year and (3) a right to purchase stock that has accrued under one option granted pursuant to the plan may not be carried over to any other option.
4.6        Equal Rights and Privileges. All Employees who are granted Options under an Offering must have equal rights and privileges within the meaning of section 423 of the Code and Department of Treasury Regulation section 1.423-2(f). An Offering will not fail to satisfy the requirements of this Section 4.6 if, in order to comply with the laws of a foreign jurisdiction, the terms of an Option granted under the Offering to citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of section 7701(b)(1)(A) of the Code) are less favorable than the terms of Options granted under the Offering to Employees who are resident in the United States.
4.7        Adjustments of Options.    In the event of any stock dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, or the like, as a result of which shares shall be issued in respect of the outstanding shares of Stock, or the shares of Stock shall be changed into the same or a different number of the same or another class of stock, the total number of shares of Stock authorized to be committed to the Plan, the number of shares of Stock subject to each outstanding Option, the Option Price applicable to each Option, and/or the consideration to be received upon exercise of each Option shall be appropriately adjusted by the Administrative Committee or the Compensation Committee. In addition, the Compensation Committee shall, in its sole discretion, have authority to provide for (a) the acceleration of the

Exercise Date of outstanding Options or (b) the conversion of outstanding Options into cash or other property to be received in certain of the transactions specified in this paragraph above upon the completion of the transaction.
4.8        Insufficient Number of Shares. If the number of shares of Common Stock reserved for purchase for any Option Period is insufficient to cover the number of shares which Participants elect to purchase during such Option Period, then the number of shares of Common Stock which each Participant has a right to purchase on the Exercise Date shall be reduced to the number of shares of Common Stock which the Administrative Committee shall determine by multiplying the number of shares of Common Stock reserved under the Plan for such Option Period by a fraction, the numerator of which shall be the number of shares of Common Stock which the Participant elected to purchase during the Option Period and the denominator of which shall be the total number of shares of Common Stock which all Participants elected to purchase during such Option Period.
ARTICLE V

PAYROLL DEDUCTIONS
5.1         Authorization of Payroll Deductions. For an Employee to participate during a given Offering Period, he must elect to participate in the Offering by authorizing deductions from his Base Compensation prior to the beginning of the Offering Period in accordance with procedures established by the Administrative Committee or the Compensation Committee. Unless the Participant changes the rate of the Participant’s payroll deductions, the Participant’s payroll deductions shall continue through the last pay date prior to the Exercise Date. A Participant may not make additional payments to the Participant’s Account. An Employee who does not authorize payroll deductions from his Base Compensation with respect to a given Offering shall be deemed to have elected to not participate in the Offering.
5.2        Payroll Deductions Continuing. A Participant’s payroll deduction authorization may remain in effect for all ensuing Offering Periods until changed by the Participant in accordance with procedures established by the Administrative Committee or the Compensation Committee.
5.3        Right to Stop Payroll Deductions. Except for a complete cessation of participation pursuant to Section 6.1, a Participant shall have no right to discontinue the Participant’s payroll deduction authorization.
5.4        Accounting for Funds. As of each payroll deduction period, the Participating Corporation shall cause to be credited to the Participant’s Account in a ledger established for that purpose the funds withheld from and attributable to the Participant’s cash compensation for that period. No interest shall be credited to the Participant’s Account at any time. The obligation of the Participating Corporation to the Participant for this Account shall be a general corporate obligation and shall not be funded through a trust nor secured by any assets which would cause the Participant to be other than a general creditor of the Participating Corporation.

5.5        Participating Corporation’s Use of Funds. All payroll deductions received or held by a Participating Corporation may be used by the Participating Corporation for any corporate purpose, and the Participating Corporation shall not be obligated to segregate such payroll deductions.
5.6        Return of Funds. Except as specified herein, as soon as administratively practicable after the expiration of an Offering Period, payroll deductions that are not used to purchase Stock during such Offering Period will be refunded to the Participants without interest.
ARTICLE VI

IN SERVICE WITHDRAWAL; TERMINATION OF EMPLOYMENT
6.1        In Service Withdrawal. A Participant may, at any time on or before 30 calendar days prior to the Exercise Date, or such other date as shall be selected by the Administrative Committee or the Compensation Committee from time to time, elect to withdraw all of the funds then credited to the Participant’s Account by giving notice in accordance with the rules established by the Administrative Committee or the Compensation Committee. The amount elected to be withdrawn by the Participant shall be paid to the Participant as soon as administratively feasible. Any election by a Participant to withdraw the Participant’s cash balance under the Plan terminates the Participant’s right to exercise the Participant’s Option on the Exercise Date and the Participant’s entitlement to elect any further payroll deductions for the then-current Offering Period. If the Participant wishes to participate in any future Offering Period, he must file a new payroll deduction election within the time frame required by the Administrative Committee or the Compensation Committee for participation for that Offering Period.
6.2        Termination of Employment Prior to the Exercise Date. If a Participant’s employment with the Company and all Related Corporations is terminated for any reason prior to the Exercise Date, the Option granted to the Participant for that Offering Period shall lapse. If a Participant is on an Authorized Leave of Absence, for purposes of the Plan, the Participant’s employment with the Company and all Related Corporations shall be deemed to be terminated on the later of the 91st day of such leave or the date through which the Participant’s employment is guaranteed either by statute or contract. The Participant’s funds then credited to the Participant’s Account shall be returned to the Participant as soon as administratively feasible.
6.3        Termination of Employment Due to Death. If a Participant’s employment with the Company and all Related Corporations is terminated due to death, the Participant’s Beneficiary shall be refunded all of the funds then credited to the Participant’s Account as of the date of the Participant’s death.
ARTICLE VII

EXERCISE OF OPTION
7.1        Purchase of Shares of Stock. Subject to the provisions of the Plan, on the Exercise Date of the applicable Offering Period for an Offering, each Participant’s Account shall be used to purchase the maximum number of whole shares of Stock that can be purchased at the Option Price for that Offering. If in any Offering the total number of shares of Stock to be purchased by all Participants exceeds the number of shares of Stock committed to the Plan, then each Participant shall be entitled to purchase only the Participant’s pro rata portion of the shares of Stock remaining available under the Plan based on the balances in each Participant’s Account as of the Exercise Date. After the purchase of all shares of Stock available on the Exercise Date, all Options granted for the Offering to the extent not used are terminated because no Option shall remain exercisable after the Exercise Date.
7.2        Accounting for Shares of Stock. After the Exercise Date of each Offering, a report shall be given to each Participant stating the amount of the Participant’s Account, the number of shares of Stock purchased and the Option Price.
7.3        Issuance of Shares of Stock. The Administrative Committee may determine in its discretion the manner of delivery of the shares of Stock purchased under the Plan, which may be by electronic account entry into new or existing accounts, delivery of shares of Stock certificates or any other means as the Administrative Committee, in its discretion, deems appropriate. The Administrative Committee may, in its discretion, hold the shares of Stock certificate for any shares of Stock or cause it to be legended in order to comply with the securities laws of the applicable jurisdiction, or should the shares of Stock be represented by book or electronic account entry rather than a certificate, the Administrative Committee may take such steps to restrict transfer of the shares of Stock as the Administrative Committee considers necessary or advisable to comply with applicable law.
ARTICLE VIII

ADMINISTRATION
8.1        Powers. The Administrative Committee has the responsibility for the general administration of the Plan, and has all powers necessary to accomplish that purpose, including but not limited to the following rights, powers, and authorities:
(a)    to make rules for administering the Plan so long as they are not inconsistent with the terms of the Plan;
(b)    to construe all provisions of the Plan;
(c)    to correct any defect, supply any omission, or reconcile any inconsistency which may appear in the Plan;
(d)    to select, employ, and compensate at any time any consultants, accountants, attorneys, and other agents the Administrative Committee believes necessary or advisable for the proper administration of the Plan;

(e)    to determine all questions relating to eligibility, Fair Market Value, Option Price and all other matters relating to benefits or Participants’ entitlement to benefits;
(f)    to determine all controversies relating to the administration of the Plan, including but not limited to any differences of opinion arising between a Participating Corporation and a Participant, and any questions it believes advisable for the proper administration of the Plan; and
(g)    to delegate any clerical or recordation duties of the Administrative Committee as the Administrative Committee believes is advisable to properly administer the Plan.
8.2        Quorum and Majority Action. A majority of the Administrative Committee constitutes a quorum for the transaction of business. The vote of a majority of the members present at any meeting shall decide any question brought before that meeting. In addition, the Administrative Committee may decide any question by a vote, taken without a meeting, of a majority of its members via telephone, computer, fax or any other media of communication.
8.3        Standard of Judicial Review of Committee Actions. The Administrative Committee has full and absolute discretion in the exercise of each and every aspect of its authority under the Plan. Notwithstanding anything to the contrary, any action taken, or ruling or decision made by the Administrative Committee in the exercise of any of its powers and authorities under the Plan shall be final and conclusive as to all parties other than the Company, including without limitation all Participants and their beneficiaries, regardless of whether the Administrative Committee or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, ruling, or decision. No final action, ruling, or decision of the Administrative Committee shall be subject to de novo review in any judicial proceeding; and no final action, ruling, or decision of the Administrative Committee may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.
ARTICLE IX

PARTICIPATION IN PLAN BY OTHER RELATED CORPORATIONS
9.1        Participation Procedure. The Company, acting through the Compensation Committee or the Administrative Committee, shall designate the Related Corporations of the Company that may participate in a given Offering. A Related Corporation that is selected to participate in an Offering shall provide the Company all information required by the Company in order to administer the Plan.
9.2        No Joint Venture Implied. Neither the participation in the Plan or an Offering by a Related Corporation nor any act performed by it in relation to the Plan shall create a joint venture or partnership relation between it and the Company or any other Related Corporation.

ARTICLE X

TERMINATION AND AMENDMENT OF THE PLAN
10.1    Termination. The Company may, by action of the Board or the Compensation Committee, terminate the Plan at any time and for any reason. The Plan shall automatically terminate upon the purchase by Participants of all shares of Stock committed to the Plan, unless the number of shares of Stock committed to the Plan is increased by the Compensation Committee or the Board and approved by the shareholders of the Company. Upon termination of the Plan, as soon as administratively feasible there shall be refunded to each Participant the remaining funds in the Participant’s Account. The termination of the Plan shall not affect the current Options already outstanding under the Plan to the extent there are shares of Stock committed, unless the Participants agree otherwise.
10.2    Amendment. The Board or the Compensation Committee has the right to modify, alter or amend the Plan at any time and from time to time to any extent that it deems advisable, including, without limiting the generality of the foregoing, any amendment to the Plan deemed necessary to ensure compliance with section 423 of the Code. The Board or the Compensation Committee may suspend the operation of the Plan for any period as it may deem advisable. However, no amendment or suspension shall operate to reduce any amounts previously allocated to a Participant’s Account, reduce a Participant’s rights with respect to shares of Stock previously purchased and held on the Participant’s behalf under the Plan or adversely affect the current Option a Participant already has outstanding under the Plan without the Participant’s agreement. Any amendment changing the aggregate number of shares of Stock to be committed to the Plan and any other change for which stockholder approval is required under regulations issued by the Department of Treasury must be approved by the stockholders of the Company in order to be effective.
ARTICLE XI

MISCELLANEOUS
11.1    Plan Not An Employment Contract. The adoption and maintenance of the Plan is not a contract between any Participating Corporation and its Employees which gives any Employee the right to be retained in its employment. Likewise, it is not intended to interfere with the rights of any Participating Corporation to discharge any Employee at any time or to interfere with the Employee’s right to terminate the Employee’s employment at any time.
11.2    Options Are Not Transferable. No Option granted a Participant under the Plan is transferable by the Participant other than by will or the laws of descent and distribution, and must be exercisable, during the Participant’s lifetime, only by the Participant. In the event any Participant attempts to violate the terms of this Section 11.2, any Option held by the Participant shall be terminated by the Company and, upon return to the Participant of the remaining funds in the Participant’s Account, all of the Participant’s rights under the Plan will terminate.

11.3    Voting of Shares of Stock. Shares of Stock held under the Plan for the account of each Participant shall be voted by the holder of record of those shares of Stock in accordance with the Participant’s instructions.
11.4    No Rights of Shareholder. No eligible Employee or Participant shall by reason of participation in the Plan have any rights of a shareholder of the Company until he acquires shares of Stock as provided in the Plan.
11.5    Governmental Regulations. The obligation to sell or deliver the shares of Stock under the Plan is subject to the approval of all governmental authorities required in connection with the authorization, purchase, issuance or sale of the shares of Stock.
11.6    Notices. All notices and other communication in connection with the Plan shall be in the form specified by the Administrative Committee and shall be deemed to have been duly given when sent to the Participant at the Participant’s last known address or to the Participant’s designated personal representative or beneficiary, or to the Participating Corporation or its designated representative, as the case may be.
11.7    Indemnification. In addition to all other rights of indemnification as they may have as directors or as members of the Administrative Committee, the Compensation Committee, the members of the Administrative Committee and the Compensation Committee shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted under the Plan, and against all amounts paid in settlement (provided the settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any action, suit or proceeding, except in relation to matters as to which it is adjudged in the action, suit or proceeding, that the Administrative Committee or Compensation Committee member is liable for gross negligence or willful misconduct in the performance of his duties. Notwithstanding any other provision of this Agreement, to the extent that any payment made pursuant to this Section 11.7 is not exempt from section 409A of the Code and Department of Treasury regulations issued thereunder (a “409A Payment”) the following provisions of this Section 11.7 shall apply with respect to such 409A Payment. The Company shall make a 409A Payment due under this Section 11.7 by the last day of the taxable year of the Administrative Committee or Compensation Committee member following the taxable year in which the applicable legal fees and expenses were incurred. The legal fees or expenses that are subject to reimbursement pursuant to this Section 11.7 shall not be limited as a result of when the fees or expenses are incurred. The amounts of legal fees or expenses that are eligible for reimbursement pursuant to this Section 11.7 during a given taxable year of the Administrative Committee or Compensation Committee member shall not affect the amount of expenses eligible for reimbursement in any other taxable year. The right to reimbursement pursuant to this Section 11.7 is not subject to liquidation or exchange for another benefit.
11.8    Tax Withholding. At the time a Participant’s Option is granted or exercised or at the time a Participant disposes of some or all of the shares of Stock purchased under the Plan, the Participant must make adequate provision for the Participating Corporation’s federal, state, foreign or other tax withholding obligations, if any, which arise upon the grant or exercise of the Option or the disposition of the shares of Stock. At any time, the Participating Corporation may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Participating Corporation to meet applicable withholding obligations.
11.9    Gender and Number. If the context requires it, words of one gender when used in the Plan shall include the other genders, and words used in the singular or plural shall include the other.
11.10    Data Privacy. By participating in the Plan, each Participant agrees to the collection, processing, use and transfer of personal information by the Participating Corporation that employs the Participant, the Company, the Administrative Committee and the Compensation Committee in order to administer the Plan.
11.11    Notice of Disposition. By becoming a Participant in the Plan, each Participant agrees to promptly give the Plan Recordkeeper notice of any shares of Common Stock disposed of within the later of (a) one year from the Exercise Date and (b) two years from the Date of Grant with respect to such Stock, and the notice shall include the number of shares of Common Stock disposed of and the Exercise Date and the Date of Grant for the Common Stock.
11.12    Dispositions in Compliance with Securities Laws. By becoming a Participant in the Plan, each Participant agrees that any dispositions of shares of Common Stock by such Participant shall be in compliance with the provisions of federal, state and foreign securities laws, including the provisions of Section 16(b) of the Exchange Act.
11.13    Plan Not an Employment Contract. The adoption and maintenance of the Plan is not a contract between the Employers and their respective employees that gives any employee the right to be retained in its employment. Likewise, it is not intended to interfere with the rights of any Employer to terminate an Employee’s employment at any time with or without notice and with or without cause or to interfere with an Employee's right to terminate his employment at any time.
11.14    Beneficiary(ies). At the time of the Participant’s or former Participant’s death, (a) any cash in the Plan or (b) any cash and shares of Common Stock in the Account shall be distributed to such Participant’s or former Participant’s (1) executor or administrator or (2) his heirs at law, if there is no administration of such Participant’s or former Participant’s estate. The Participant’s or former Participant’s executor or administrator or heirs at law, if there is no administration of such Participant’s or former Participant’s estate, shall be such Participant’s or former Participant’s Beneficiaries. Before any distribution is made, the Administrative Committee may require appropriate written documentation of (a) the appointment of the personal representative of the Participant’s estate or (b) heirship.
11.15    Severability. Each provision of this Agreement may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.

11.16    Binding Effect. This Agreement shall be binding upon any successor of the Company.
11.17    Limitation on Liability. Under no circumstances shall the Company incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to this Plan or the Company’s role as Plan sponsor.
11.18    Arbitration. Any controversy arising out of or relating to the Plan, including without limitation, any and all disputes, claims (whether in tort, contract, statutory or otherwise) or disagreements concerning the interpretation or application of the provisions of the Plan, Employer’s employment of Participant and the termination of that employment, shall be resolved by arbitration in accordance with the Employee Benefit Plan Claims Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect. Within ten (10) business days of the initiation of an arbitration hereunder, the Company and the Participant will each separately designate an arbitrator, and within twenty (20) business days of selection, the appointed arbitrators will appoint a neutral arbitrator from the AAA National Panel of Employee Benefit Plan Claims Arbitrators. The arbitrators shall issue their written decision (including a statement of finding of facts) within thirty (30) calendar days from the date of the close of the arbitration hearing. The decision of the arbitrators selected hereunder will be final and binding on both parties. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (or replacement or successor statute). Pursuant to Section 9 of the Federal Arbitration Act, the Company and any Participant agrees that any judgment of the United States District Court for the District in which the headquarters of the Company is located at the time of initiation of an arbitration hereunder shall be entered upon the award made pursuant to the arbitration. Nothing in this Section 11.18 shall be construed, in any way, to limit the scope and effect of Article VIII. In any arbitration proceeding full effect shall be given to the rights, powers, and authorities of the Plan Administrator under Article VIII.
11.19    Governing Law. All provisions of the Plan shall be construed in accordance with the laws of State of Texas, except to the extent preempted by federal law and except to the extent that the conflicts of law provisions of the State of Texas would require the application of the relevant law of another jurisdiction, in which event the relevant law of the State of Texas will nonetheless apply, with venue for litigation being in Houston, Texas.